EX-28.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Bridgeway Funds, Inc. and to the use of our report dated August 25, 2011 on the financial statements and financial highlights of Aggressive Investors 1 Fund, Aggressive Investors 2 Fund, Ultra-Small Company Fund, Ultra-Small Company Market Fund, Micro-Cap Limited Fund, Small-Cap Momentum Fund, Small-Cap Growth Fund, Small-Cap Value Fund, Large-Cap Growth Fund, Large-Cap Value Fund, Blue Chip 35 Index Fund, Managed Volatility Fund and Omni Tax-Managed Small-Cap Value Fund, each a series of shares of Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

Philadelphia, Pennsylvania

October 27, 2011